PRESS RELEASE

BJ’s Wholesale Club Announces Change to Board of Directors

Tom Kingsbury to step down from the Board

MARLBOROUGH, Mass. (February 8, 2023) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (“BJ’s” or the “Company”) today announced that Tom Kingsbury has resigned from its Board of Directors (“Board”) effective February 7, 2023. The announcement comes as Mr. Kingsbury re-assesses his board commitments in light of his recent appointment as Chief Executive Officer of Kohl’s Corporation (“Kohl’s”).

Mr. Kingsbury joined the Company’s Board in February 2020 and was also a member of the Compensation Committee.

“Tom has brought a wealth of retail knowledge and a track record of driving shareholder value which have served as meaningful contributions to our Board and the Company,” said Chris Baldwin, Chairman of the Board. “On behalf of our Board and the BJ’s management team, we thank Tom for his leadership and counsel over the years and wish him all the best at Kohl’s.”

Mr. Kingsbury stated, “The past three years have been an exciting time of growth at BJ’s, and it has been a pleasure serving on its Board with my fellow directors. During my tenure, I have watched the management team navigate extraordinary challenges with proficiency and grace, ultimately strengthening the Company at its core. I have confidence in BJ’s and its bright future ahead.”

The Board intends to identify a new director in due course, in addition to the position recently vacated by Judy Werthauser. The Board regularly evaluates its own makeup, striving for a proper combination of skillsets and diversity of experience and thought to successfully govern the Company’s execution of its strategic priorities.

About BJ’s Wholesale Club Holdings, Inc.

Headquartered in Marlborough, Massachusetts, BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs in the Eastern United States focused on delivering significant value to its members. The Company provides a curated assortment of grocery, general merchandise, gasoline and other ancillary services to offer a differentiated shopping experience that is further enhanced by its omnichannel capabilities. Since pioneering the warehouse club model in New England in 1984, the Company currently operates 235 clubs and 164 BJ’s Gas® locations in 18 states. For more information, please visit us at www.bjs.com or on Facebook, Twitter or Instagram.

Investor Contact:
Catherine Park
Vice President, Investor Relations
cpark@bjs.com
(774) 512-6744

Media Contact:
Peter Frangie
Vice President, Corporate Communications
pfrangie@bjs.com
(774) 512-6978